Exhibit 5.1

                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                                                     May 23, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:      Sheffield Medical Technologies Inc.
                           Registration Statement on Form S-3
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Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement") filed with the Securities and Exchange Commission by Sheffield Medical Technologies Inc., a Delaware corporation (the "Company"). The Registration Statement relates to the resale of an aggregate of 3,797,483 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company consisting of (i) 2,948,463 shares of Common Stock issuable upon conversion of 35,000 shares of the Company's Series A Cumulative Convertible Redeemable Preferred Stock ("Series A Preferred Stock") and as stock dividends payable on such shares of Series A Preferred Stock; (ii) 351,539 shares of Common Stock issuable upon exercise of certain common stock purchase warrants issued to purchasers of Series A Preferred Stock (the "Series A Warrants"); (iii) 24,559 shares of Common Stock issuable upon conversion of 700 shares of Series A Preferred Stock issued to Frith Brothers Investments, Inc. as a fee in connection with the Series A Private Placement and as stock dividends payable on such shares of Series A Preferred Stock; (iv) 250,000 shares of Common Stock issuable upon exercise of a common stock warrant granted to Brean Murray & Co. (the "Brean Murray Warrants"); (v) 222,922 shares of Common Stock issuable upon exercise of certain common stock options granted by the Company (collectively, the "Stock Options").

                  We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company and minutes of meetings of the Board of Directors of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the respective agreements or instruments governing such issuance, will be duly and validly issued, fully paid and non-assessable.

                  We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America.

                  We consent to the reference to this firm under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement.

                  We advise you that Daniel J. Gallagher, a partner of this firm, holds options to purchase 15,000 shares of Common Stock.

                                  Very truly yours,



                                  /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
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                                  OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP